Exhibit 10.21

ENTRUSTMENT AGREEMENT

This Entrustment Agreement (“Agreement”), dated and effective as of December 4, 2021 (“Effective Date”), is entered into by and between Cenntro Electric Group, Inc., a corporation organized under the laws of the state of Delaware, USA (“Cenntro”), having its registered office address at 16192 Coastal Highway, Lewes, DE 19958, U.S.A. and Cedar Europe GmbH, a company organized under the laws of Germany, having its business address at Hüttenstrasse 48, 40215 Düsseldorf, Germany (“Cedar”). Cenntro and Cedar are collectively referred as Parties.

Recitals

WHEREAS, Cenntro is in the business of designing, manufacturing, supplying, and selling electric commercial vehicle products;

WHEREAS, Cenntro needs assistance from Cedar in its business development in Europe countries; and

WHEREAS, Cedar is willing and able to help Cenntro in such business initiatives;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Entrustment of Leases. Cenntro hereby entrusts Cedar to, in Cedar’s name, sign one or more lease agreements as approved by Cenntro, to lease properties in Germany for purpose as warehouse, office, showroom, engineering and service center and/or assembly facility, etc. (“Leases”).

2.       Responsibility of Costs. Cenntro shall be responsible for all expenditures and costs of the leases, including but not limited to security deposits, rental costs, utilities expenses, maintaining and other ongoing costs as required by the Leases.

3.       Operation of Leased Properties. Cenntro hereby entrusts Cedar to operate the leased facilities under Cedar’s name, per guidance and instructions of Cenntro. Cenntro shall bear all costs related to such operations, including but not limited to labor costs.

4.       Commitments and Liabilities. Cenntro shall assume all commitments and liabilities as a result of the Leases.

5.       Payment. Cenntro shall make timely payments for costs and expenditures under Clauses 2, 3 and 4 as guided by Cedar; Cedar shall provide to Cenntro all necessary and sufficient supporting documents for such costs and expenditures.

6.       Term and Termination.

6.1     Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of five (5) years (“Initial Term”) unless it is terminated earlier pursuant to the terms of this Agreement or applicable law.

6.2      Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one (1) year terms unless either Party provides written Notice of non-renewal at least ninety (90) days prior to the end of the then-current term (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable law.

6.3      Cenntro’s Right to Terminate. Cenntro may terminate this Agreement, by providing written Notice to Cedar:

(a)          if Cedar is in material breach of any representation, warranty, covenant or obligations of Cedar under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Cedar within thirty (30) days after Cedar’s receipt of written Notice of such breach;

(b)          if Cedar (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject;

(c)          if without obtaining Cenntro’s prior written consent, which will not be unreasonably withheld or delayed, (i) Cedar merges or consolidates with or into another person, or (ii) a change in control of Cedar occurs.

Any termination will be effective on Cedar’s receipt of Cenntro’s written Notice of termination or such later date set forth in such Notice.

6.4      Cedar’s Right to Terminate. Cedar may terminate this Agreement, by providing written Notice to Cenntro:

(a)          if Cenntro is in material breach of any representation, warranty, covenant or obligations of Cenntro under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Cenntro within thirty (30) days after Cenntro’s receipt of written Notice of such breach; or

(b)          if Cenntro (i) becomes insolvent or is generally unable to pay its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or to any proceeding under any domestic or foreign bankruptcy.

Any termination, no matter by whom, shall not eliminate Cenntro’s obligations under Clauses 2 and 4, provided that, simultaneously with such termination, Cenntro shall replace Cedar to continue all Leases within the term of the Leases, and Cedar shall have handed over all operations at all leased properties to Cenntro.

7.        Compliance with Laws. Each Party shall, at all times and at its own expense, comply with all Laws applicable to this Agreement and its performance of its obligations hereunder.

8.        Representations and Warranties.

8.1           Cedar’s Representations and Warranties. Cedar represents and warrants to Cenntro that:

(a)          it is a limited liability company, duly organized, validly existing and in good standing under the laws of Germany;

(b)          it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement. It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

8.2           Cenntro’s Representations and Warranties. Cenntro represents and warrants to Cedar that:

(a)          It is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware, USA;

(b)          It is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement. It has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder.

9.        Mutual Indemnification. Subject to the terms and conditions of this Agreement each Party shall indemnify, defend, and hold harmless the other Party and its representatives against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, all fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, relating to, arising out, or resulting from any third-party Claim or any direct Claim against a Party.

10.       Miscellaneous.

10.1    Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10.2    Interpretation. The Parties acknowledge that this Agreement is drafted and executed in the English language, which shall control, in all respects, the construction and interpretation of this Agreement.

10.3    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

10.4     Amendment and Modification. No amendment to or modification of this Agreement shall be effective unless it is in writing and signed by each Party.

10.5     Assignment. Cedar may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Cenntro.

10.6     Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

10.7     Choice of Forum. Each Party irrevocably and unconditionally agrees that it shall not commence any action, litigation, or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement and all contemplated transactions in any forum other than via Arbitration in accordance with this Agreement, Each Party agrees that a final judgment in such Arbitration.

10.8    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any appendix attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.10   Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s reasonable control, including, without limitation, the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, and other disasters or catastrophes (such as pandemics), or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; (h) shortage of adequate power or transportation facilities; and (i) other similar events beyond the reasonable control of the Impacted Party. The Impacted Party shall give written Notice within thirty (30) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of thirty (30) days consecutive days following written notice given by it, either Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date(s) noted below.

CENNTRO ELECTRIC GROUP, INC.

By: /s/ Peter Wang

Name: Peter Wang

Title: CEO

Date: 12/4/2021

Cedar Europe GmbH

By: /s/ Yong Wang

Name: Yong Wang

Title: Manager

Date: 04.12.2021